Brian F. Faulkner
                           Attorney at Law
                    3900 Birch Street, Suite 113
                    Newport Beach, California 92660


February 21, 2000


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Urbana.ca, Inc. - Form S-8

Dear Sir/Madame:

I have acted as counsel to Urbana.ca, Inc., a Nevada corporation ("Company"), in connection with its Registration Statement on Form S-8 relating to the registration of 333,000 shares of its common stock ("Shares"), $0.001 par value per Share. The Shares are issuable pursuant to the Company's Retainer Stock Plan for Non-Employee Directors and Consultants ("Plan").

In my representation, I have examined such documents, corporate records, and other instruments as I have deemed necessary or appropriate for purposes of this opinion, including, but not limited to, the Articles of Incorporation, and all amendments thereto, and Bylaws of the Company.

Based upon the foregoing, it is my opinion that the Company is duly organized and validly existing as a corporation under the laws of the State of Nevada, and that the Shares, when issued and sold in accordance with the terms of the Plan, will be validly issued, fully paid, and non-assessable.

Sincerely,


/s/  Brian F. Faulkner
Brian F. Faulkner, Esq.